Exhibit 1(f)

THE ZWEIG TOTAL RETURN FUND, INC.

ARTICLES OF AMENDMENT

The Zweig Total Return Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Virtus Global Dividend & Income Fund Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:01 a.m. Baltimore time on September 26th, 2016.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested by its Assistant Secretary this 16 day of September, 2016.

ATTEST:		THE ZWEIG TOTAL RETURN FUND, INC,

/s/ Kevin Carr		By:	/s/ William Renahan	(SEAL)
Name:	Kevin Carr	Name:	William Renahan
Title:	Assistant Secretary	Title:	Vice President
		Title:	Assistant Secretary

THE ZWEIG TOTAL RETURN FUND, INC.